Exhibit 99.1

Neff Corporation Announces Fourth Quarter and Full Year 2014 Results
and Provides 2015 Outlook

MIAMI, Fla., March 11, 2015 - Neff Corporation (the “Company”) (NYSE: NEFF) today reported its financial results for the fourth quarter and full year ended December 31, 2014.
Graham Hood, Chief Executive Officer of Neff Corporation, commented, “2014 proved to be an exciting year for the Neff team that included our successful initial public offering (the "IPO") in November 2014. We built solid momentum throughout 2014 and expect positive trends to continue in 2015. We remain focused on executing our strategy and leveraging the growing demand from our customers as demonstrated by our results in the fourth quarter that included 13.0% rental revenue growth and a 350 basis point improvement in our adjusted EBITDA margin over last year"
Fourth Quarter 2014 Highlights

•	Revenues increased 15.1% to $104.1 million from $90.4 million in the fourth quarter of 2013.

•	Adjusted EBITDA grew 23.6% to $52.8 million from $42.7 million in the fourth quarter of 2013. Adjusted EBITDA as a percentage of revenues was 50.7% compared to 47.2% in the fourth quarter of 2013.

•
Rental revenues increased 13.0%, or $9.6 million, to $83.7 million in the fourth quarter of 2014 attributable to strength in all of our key revenue drivers. The average original equipment cost ("OEC") of our rental fleet increased by 14.3% to $718.5 million in fourth quarter of 2014.

•	Rental rate growth was 5.5% compared to 6.6% in the fourth quarter of 2013. Time utilization was 67.6% compared to 70.3% in the fourth quarter of 2013.

Fourth Quarter 2014 Financial Results

Revenue

Total revenues increased 15.1% to $104.1 million from $90.4 million in the fourth quarter of 2013. Rental revenues increased 13.0% to $83.7 million compared to $74.1 million in the fourth quarter of 2013. Equipment sales increased to $17.1 million from $13.3 million in the fourth quarter of 2013. Parts and service revenues increased to $3.3 million from $3.0 million in the fourth quarter of 2013.
Adjusted EBITDA

Adjusted EBITDA, a non-US GAAP ("US GAAP" means accounting principles generally accepted in the United States) financial measure that includes the adjustments noted in the reconciliation below, for the fourth quarter of 2014 increased 23.6% to $52.8 million from $42.7 million in the fourth quarter of 2013. Adjusted EBITDA, as a percentage of revenues, was 50.7% compared to 47.2% in the fourth quarter of 2013.
Net Income
Net income for the quarter decreased to $13.9 million from $14.0 million in the fourth quarter of 2013.

Full Year 2014 Highlights

•	Revenues increased 13.7% to $372.0 million from $327.2 million in 2013.

•	Adjusted EBITDA grew 23.4%, to $186.1 million from $150.8 million in 2013. Adjusted EBITDA as a percentage of revenues was 50.0% compared with 46.1% in 2013.

•	Rental revenues increased 15.3%, or $43.1 million, to $324.1 million in 2014 attributable to strength in all of our key revenue drivers.

•	The average OEC of our rental fleet increased by 13.5% in 2014.

•	Rental rate growth was 6.6% compared to 6.4% in 2013.

•	Time utilization was 69.7% compared to 70.9% in 2013.

Full Year 2014 Financial Results
Revenue
Total revenues increased 13.7% to $372.0 million from $327.2 million in 2013. Rental revenues increased 15.3% to $324.1 million compared to $281.0 million in 2013. Equipment sales increased to $34.5 million from $33.5 million in 2013. Parts and Service revenues increased to $13.4 million from $12.7 million in 2013.
Rental Fleet
At December 31, 2014 the OEC, of the Company’s rental fleet was $704.3 million, up 14.9% when compared to 2013. The average age of the rental fleet was 45 months at December 31, 2014, compared to 46 months at December 31, 2013. Time utilization, which we define as the daily average OEC of equipment on rent, divided by the OEC of all equipment in the rental fleet during the relevant period, was 69.7%, down 120 basis points when compared with 2013. The weighted average growth of our rental rates which we calculate as the change in weighted average rental rate over the applicable period, was 6.6% in 2014 versus 6.4% in 2013.
Adjusted EBITDA
Adjusted EBITDA increased $35.4 million, or 23.4%, to $186.1 million from $150.8 million in 2013. Adjusted EBITDA as a percentage of revenues was 50.0% compared with 46.1% in 2013.
Net income
Net income for 2014 decreased 61% to $15.8 million from $40.5 million in 2013.
2015 Outlook

•	Total revenue is forecast to be in the range of $390 million to $410 million.

•	Adjusted EBITDA is forecast to be in a range of $200 million to $210 million.

•	Year-over-year rental rate increase is expected to be approximately 4.5%.

•	Time utilization is forecast to be approximately 69%.

•	Net capital expenditures are expected to be in the range of $125 million to $135 million.

Mr. Hood concluded, "We have made significant investments in our business over the past couple of years as we strive to build a world-class equipment rental company and create shareholder value. We continue to believe we are in the early stages of a multiyear expansion for our industry and we are especially encouraged by the opportunity for our earthmoving fleet to gain share as more customers are making the decision to rent versus own. While we expect to see some slow down in the 13% of our business that is directly focused on oil and gas activities, we believe that our diverse end-markets and focus on high growth geographies will offset the oil and gas slow down and enable us to execute and deliver another year of solid growth in 2015."
Fleet Size

The size of the rental fleet was $704.3 million of OEC at December 31, 2014 , compared to $613.1 million at December 31, 2013.

Successful IPO

The Company completed its IPO of 10,476,190 shares of Class A common stock on November 26, 2014 at a price of $15.00 per share, raising net proceeds of $146.1 million, net of underwriting discounts and commissions. Of the $146.1 million received, $40.0 million was used to repay borrowings under the Revolving Credit Facility, $96.0 million was used to prepay a portion of the outstanding principal amount of the Second Lien Loan, $2.6 million was used to pay prepayment premiums and $7.5 million was used to pay accrued interest and other expenses related to the IPO.

Basis of Presentation

Subsequent to the IPO, Neff Corporation began to operate and control all of the business affairs of Neff Holdings LLC. As a result, Neff Corporation began to consolidate Neff Holdings LLC on November 26, 2014, and such consolidation has been reflected for all periods presented in the following tables. Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

These historical results do not purport to reflect what the results of operations of Neff Corporation would have been had the IPO and related reorganization and other transactions occurred prior to such periods. For example, these historical results do not reflect the portion of Neff Corporation's income attributable to the non-controlling interest or the provision for corporate income taxes on the income attributable to Neff Corporation that we expect to record with respect to future periods.

Return on Invested Capital ("ROIC")

Return on invested capital was 13% for the year ended December 31, 2014 , an increase of 300 basis points from the year ended December 31, 2013 . The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity (deficit) and debt, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.

Conference Call

The Company’s management will hold a conference call to discuss the 2014 fourth quarter and full year results tomorrow, March 12, 2015, at 10:00 a.m. (Eastern Daylight Time). To participate in the conference call, participants should dial +1 877-201-0168 (domestic) or +1 647-788-4901 (international) and enter access code 61834366, a few minutes prior to the start of the call. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the "Investor Relations" portion of the Neff Corporation website at: http://investor.neffrental.com.
A telephonic replay will be available from 1:00 p.m. ET on the day of the conference call through Thursday, March 26, 2015. To listen to the archived call, dial +1 855-859-2056 or +404-537-3406 and enter conference ID number 61834366. The replay of the conference call will also be available via webcast on the Company's website at: http://investor.neffrental.com, where it will be archived for 12 months after the conference call.

Non-US GAAP Measures and Key Performance Measures

Earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted diluted earnings per share are non-US GAAP financial measures as defined under the rules of the Securities and Exchange Commission ("SEC"). EBITDA represents the sum of net income, interest expense, provision for income taxes, depreciation of rental equipment, other depreciation and amortization and amortization of debt issue costs. Adjusted EBITDA represents EBITDA further adjusted to give effect to non-cash and other items that we do not consider to be indicative of our ongoing operations. The company believes that: (i) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (ii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under US GAAP as indicators of operating performance or liquidity.

OEC and rental rate are two of the key performance measures we use in evaluating our business and results of operations.
We present OEC, defined as the first cost of acquiring the equipment, or in the case of used equipment purchases and rental splits, an estimate of the first cost that would have been paid to acquire the equipment if it had been purchased new in its year of manufacture, as the daily average OEC of equipment on rent, divided by the OEC of all equipment in the rental fleet during the relevant period.
We define rental rates as the rates charged to our customers on rental contracts that typically are for a daily, weekly or monthly term. Rental rates change over time based on a combination of pricing, the mix of equipment on rent and the mix of rental terms with customers. Period over period changes in rental rates are calculated on a weighted average with the weighting based on prior period revenue mix.

About Neff Corporation
Neff Corporation is a leading regional equipment rental company in the United States, focused on the fast growing Sunbelt states. The Company offers a broad array of equipment rental solutions for its diverse customer base, including non-residential construction, oil and gas and residential construction customers. Neff Corporation’s broad fleet of equipment includes earthmoving, material handling, aerial and other rental equipment to meet specific customer needs.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical facts should be considered forward-looking statements, including statements regarding our expectations regarding positive trends in 2015; our growing customer demand; our 2015 outlook, including without limitation, statements regarding our forecasted revenue and Adjusted EBITDA and our expected rental rates, time utilization and net capital expenditures; our expectations regarding industry expansion, our earth-moving fleet and customer rental rates; and expectations regarding slowdown in oil and gas exploration and the Company’s ability to offset such slowdown. We use words such as "could," "may," "will," "expect," "believe," "continue," "anticipate," "estimate," "intend," "project" and other similar expressions to identify some but not all forward-looking statements. Forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.
The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other important factors we believe are appropriate under the circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many important factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these important factors include, but are not limited to, the following: the fact that the Company’s revenues and operating results will fluctuate, which could affect the volatility of the trading of its Class A common stock; the highly cyclical nature of the equipment rental industry; decreases in construction or industrial activities and resulting decreases in the demand for the Company’s equipment or the rental rates or prices it can charge; competition in the equipment rental industry which could lead to a decrease in the Company’s market share or in rental rates and its ability to sell equipment at favorable prices; the Company’s substantial indebtedness and ability to generate cash to meet its debt service obligations; the Company’s need to obtain additional capital, which may not be available, to fund the capital outlays required for the success of its business, including those relating to purchasing equipment, opening new rental locations, making acquisitions and refinancing existing indebtedness; significantly higher maintenance costs in connection with increases in the weighted average age of the Company’s rental fleet; environmental and health and safety laws and regulations that may result in liabilities for the Company; termination of one or more of the Company’s relationships with any of its equipment manufacturers; residual value risk of the Company’s rental fleet upon disposition; the rising cost of new equipment and supplier constraints; trends in oil and gas prices and the impact on the level of exploration, development and production activity of certain of the Company’s customers and the demand for the Company’s services and products; disruptions in the Company’s information technology and customer relationship management systems; potential acquisitions and expansions into new markets; payments under our tax receivable agreement; and increased costs as a result of operating as a public company. These and other important factors described under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the final prospectus relating to the Company's IPO included in the Company's registration statement on Form S-1 filed with the SEC and similar disclosures in subsequent reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this press release to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New important factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them.
# # #

Contact:
Investor Relations Contact:
Shawn Severson
Phone: (415) 489-2198
Fax: (415) 217-7721
shawn@blueshirtgroup.com

TABLE 1
NEFF CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Revenues
Rental revenues	$83.7	$74.1	$324.1	$281.0
Equipment sales	17.1	13.3	34.5	33.5
Parts and service	3.3	3.0	13.4	12.7
Total revenues	104.1	90.4	372.0	327.2
Cost of revenues
Cost of equipment sold	9.3	7.5	19.1	19.2
Depreciation of rental equipment	18.4	18.2	73.3	70.8
Cost of rental revenues	21.4	19.5	81.0	74.5
Cost of parts and service	2.0	1.9	8.2	7.7
Total cost of revenues	51.1	47.1	181.6	172.1
Gross profit	53.0	43.4	190.3	155.1
Other operating expenses
Selling, general and administrative expenses	20.5	20.1	82.0	78.6
Other depreciation and amortization	2.4	2.1	9.6	9.0
Transaction bonus	—	—	24.5	—
Total other operating expenses	23.0	22.2	116.1	87.6
Income from operations	30.0	21.1	74.2	67.5
Other expenses
Interest expense	12.2	6.3	40.5	24.6
Loss on extinguishment of debt	4.3	—	20.2	—
Amortization of debt issue costs	0.4	0.7	3.1	1.9
Total other expenses	16.9	7.1	63.8	26.5
Income before income taxes	13.2	14.1	10.4	41.0
Benefit from (provision for) income taxes	0.7	(0.1)	5.4	(0.5)
Net income	13.9	14.0	15.8	40.5
Less: net income attributable to non-controlling interest	12.3	14.0	14.2	40.5
Net income attributable to Neff Corporation	$1.6	$—	$1.6	$—

	November 26, 2014 through December 31, 2014
Net income attributable to Neff Corporation per share of Class A common stock
Basic	$0.15
Diluted	$0.13
Weighted average shares of Class A common stock outstanding
Basic	10.5
Diluted	12.0

TABLE 2
NEFF CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2014	December 31, 2013
ASSETS

Cash and cash equivalents	$0.2	$0.2
Accounts receivable, net	66.4	55.6
Inventories	2.0	1.7
Rental equipment, net	420.2	347.3
Property and equipment, net	30.2	25.9
Prepaid expenses and other assets	17.0	19.2
Goodwill	58.8	58.8
Intangible assets, net	16.6	18.1
Total assets	$611.4	$526.7

LIABILITIES AND STOCKHOLDERS' DEFICIT / MEMBERS' SURPLUS

Liabilities
Accounts payable	$27.4	$11.5
Accrued expenses and other liabilities	31.2	32.9
Revolving credit facility	245.2	279.2
Second lien loan, net	476.7	—
Senior secured notes	—	200.0
Tax receivable agreement liability	31.6	—
Deferred tax liability, net	5.4	—
Total liabilities	817.5	523.6

Stockholders' deficit / members' surplus
Class A Common Stock	0.1	—
Class B Common Stock	0.2	—
Additional paid-in capital	(112.2)	—
Retained earnings	1.6	—
Members' deficit	—	(5.7)
Accumulated surplus	—	8.8
Total stockholders' deficit / members' surplus	(110.3)	3.1
Non-controlling interest	(95.8)	—
Total stockholders' deficit / members' surplus and non-controlling interest	(206.1)	3.1
Total liabilities and stockholders' deficit / members' surplus and non-controlling interest	$611.4	$526.7

TABLE 3
NEFF CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Cash Flows from Operating Activities
Net income	$13.9	$14.0	$15.8	$40.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20.5	19.9	81.4	78.0
Amortization of debt issue costs	0.4	0.7	3.1	1.9
Amortization of intangible assets	0.4	0.4	1.5	1.7
Amortization of original issue discount on second lien loan	0.1	—	0.1	—
Gain on sale of equipment	(7.9)	(5.8)	(15.3)	(14.3)
Provision for bad debt	0.8	1.0	2.7	2.3
Equity-based compensation expense	0.1	0.3	0.9	1.2
Deferred income taxes	1.0	—	1.0	—
Loss on extinguishment of debt	4.3	—	20.2	—
Changes in operating assets and liabilities:
Accounts receivable	(8.2)	(4.4)	(13.5)	(8.0)
Inventories, prepaid expenses and other assets	0.5	0.6	(2.4)	(0.4)
Accounts payable	2.0	0.4	1.1	1.0
Accrued expenses and other liabilities	(2.2)	(5.1)	(2.6)	4.5
Net cash provided by operating activities	25.7	22.0	94.1	108.4
Cash Flows from Investing Activities
Purchases of rental equipment	(13.2)	(19.7)	(149.2)	(144.5)
Proceeds from sale of equipment	17.1	13.3	34.5	33.5
Purchases of property and equipment	(1.3)	(0.6)	(13.0)	(11.9)
Interest rate swap payments	—	—	—	(2.5)
Net cash provided by (used in) investing activities	2.6	(7.1)	(127.7)	(125.3)
Cash Flows from Financing Activities
Repayments under revolving credit facility	(84.3)	(34.7)	(549.2)	(105.9)
Borrowings under revolving credit facility	12.5	139.9	515.2	242.4
Proceeds from second lien loans, net of original issue discount	—	—	572.1	—
Repayment of second lien loans	(96.0)	—	(96.0)	—
Prepayment premium on second lien loans	(1.9)	—	(1.9)	—
Distribution to members	—	(110.0)	(329.9)	(110.0)
Repayments of senior secured notes	—	—	(200.0)	—
Call Premiums	—	—	(7.2)	—
Debt issue costs	(0.3)	(10.1)	(9.4)	(10.1)
Proceeds from issuance of Class A common stock	146.1	—	146.1	—
Payment of costs directly associated with the issuance of Class A common stock	(6.2)	—	(6.2)	—
Net cash (used in) provided by financing activities	(30.1)	(14.9)	33.6	16.5
Net decrease in cash and cash equivalents	(1.8)	—	—	(0.4)
Cash and cash equivalents, beginning of year	2.0	0.2	0.2	0.6
Cash and cash equivalents, end of year	$0.2	$0.2	$0.2	$0.2

TABLE 4
NEFF CORPORATION AND SUBSIDIARIES
DILUTED EARNINGS PER SHARE CALCULATION
(in millions, except per share data)

November 26, 2014 through December 31, 2014
Numerator:
Net income attributable to Neff Corporation	$1.6
Denominator:
Weighted average shares of Class A common stock outstanding	10.5
Add dilutive effect of the following:
Neff Holdings options (redeemable for cash or Class A common stock)	1.3
Neff Corporation stock options	0.3
Weighted average shares of Class A common stock outstanding, diluted	12.0
Diluted earnings per share of Class A common stock	$0.13

NEFF CORPORATION AND SUBSIDIARIES
ADJUSTED DILUTED EARNINGS PER SHARE - US GAAP RECONCILIATION

We define “adjusted diluted earnings per share” as the sum of diluted earnings per share - US GAAP, as reported plus the impact of the following special item: loss on extinguishment of debt in connection with the IPO, Management believes that adjusted diluted earnings per share provides useful information concerning future profitability. However, adjusted diluted earnings per share is not a measure of financial performance under US GAAP. Accordingly, adjusted diluted earnings per share should not be considered an alternative to diluted earnings per share - US GAAP. The table below provides a reconciliation between diluted earnings per share - US GAAP, as reported, and adjusted diluted earnings per share.

TABLE 5

November 26, 2014 through December 31, 2014
2014
Diluted earnings per share of Class A common stock	$0.13
After tax impact of:
Loss on extinguishment of debt	0.22
Adjusted diluted earnings per share	$0.35

NEFF CORPORATION AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA - US GAAP RECONCILIATION
(in millions)

EBITDA is defined as net income plus interest expense, provision for income taxes, depreciation of rental equipment, other depreciation and amortization and amortization of debt issue costs. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to non-cash and other items that Management does not consider to be indicative of our ongoing operations. Adjusted EBITDA is not a measure of performance in accordance US GAAP and should not be considered as an alternative to net income or operating cash flows determined in accordance with US GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management's discretionary use, as it excludes certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes that EBITDA and Adjusted EBITDA in this press release is appropriate because securities analysts, investors and other interested parties use these non-US GAAP financial measures as important measures of assessing our operating performance across periods on a consistent basis. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under US GAAP. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

TABLE 6

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
	(in millions of dollars)
Net income	$13.9	$14.0	$15.8	$40.5
Interest expense	12.2	6.3	40.5	24.6
(Benefit from) provision for income taxes	(0.7)	0.1	(5.4)	0.5
Depreciation of rental equipment	18.4	18.2	73.3	70.8
Other depreciation and amortization	2.4	2.1	9.6	9.0
Amortization of debt issue costs	0.4	0.7	3.1	1.9
EBITDA(e)	46.6	41.4	136.9	147.2
Loss on extinguishment of debt(a)	4.3	—	20.2	—
Transaction bonus(b)	—	—	24.5	—
Rental split expense(c)	1.8	1.0	3.7	2.3
Equity-based compensation expense(d)	0.1	0.3	0.9	1.2
Adjusted EBITDA(f)	$52.8	$42.7	$186.1	$150.8

(a)
Represents expenses and realized losses that were incurred in connection with the redemption of our 9.625% Senior Secured Notes due 2016 and prepayment of a portion of our second lien credit agreement.

(b)	Represents the payments to certain members of management and independent members of the board of directors in connection with the refinancing of our existing debt, completed on June 9, 2014.

(c)
Represents cash payments made to suppliers of equipment in connection with rental splits, which payments are credited against the purchase price of the applicable equipment if Neff Holdings elects to purchase that equipment.

(d)	Represents non-cash equity-based compensation expense recorded in the periods presented in accordance with US GAAP.

(e)	Our EBITDA margin was 44.7% and 45.8% for the three months ended December 31, 2014 and 2013, respectively, and 36.8% and 45.0% for the year ended December 31, 2014 and 2013, respectively.

(f)	Our adjusted EBITDA margin was 50.7% and 47.2% for the three months ended December 31, 2014 and 2013, respectively, and 50.0% and 46.1% for the year ended December 31, 2014 and 2013, respectively.